Exhibit 23.4

Consent of PricewaterhouseCoopers LLP

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of B&G Foods, Inc. of our report dated April 26, 2007, relating to the financial statements of the Cream of Wheat Business (a component of Kraft Foods Inc.), which appears in the Current Report on Form 8-K/A of B&G Foods, Inc. dated May 1, 2007.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
May 22, 2007